Exhibit 4.1

FGI INDUSTRIES LTD.Number Ordinary Shares [certificate cumber] -[shares in numbers]-Incorporated under the laws of the Cayman Islands Share capital is US$20,000 divided into divided into 200,000,000 shares of a nominal or par value of US$0.0001 eachTHIS IS TO CERTIFY THAT [full name of shareholder] is the registered holder of [number of shares] Ordinary Shares in the above-named Company subject to the [] Amended and Restated Memorandum and Articles of Association thereof.EXECUTED on behalf of the said Company on the [] day of [] 20[] by: DIRECTOR